STOCK PURCHASE AGREEMENT

By and Among

MOMS PHARMACY, INC.

as Buyer

And

MICHAEL STONE AND JONATHAN SPANIER

COLLECTIVELY, as Sellers

Dated January 4, 2005

TABLE OF CONTENTS
Page

ARTICLE 1	THE TRANSACTION	1
1.1	Sale and Purchase of the Shares	1
1.2	Purchase Price	1
1.3	Transfer Taxes	2
1.4	Closing Time and Place	2
1.5	Payment of Purchase Price at Closing	2
1.6	Delivery of the Warrants at Closing	2
1.7	Working Capital Adjustment to Purchase Price	2
1.8	Adjustment to Purchase Price for Change in Medi-Cal Reimbursement	4

ARTICLE 2	REPRESENTATIONS AND WARRANTIES OF SELLERS	4
2.1	Authorization and Enforceability	4
2.2	Title to Shares	4
2.3	Organization	5
2.4	Qualification; Location of Business and Assets	5
2.5	Capitalization and Ownership	5
2.6	Subsidiaries	5
2.7	Minute Book, Etc.	5
2.8	Financial Statements	5
2.9	No Conflicts; No Violation of Law or Agreements	6
2.10	Litigation and Claims	7
2.11	Brokers	7
2.12	No Undisclosed Liabilities	7
2.13	No Changes	7
2.14	Taxes	9
2.15	Accounts Receivable	10
2.16	Litigation and Claims	10
2.17	Material Contracts	10
2.18	Environmental Matters; Worker Health & Safety Matters	12
2.19	Compliance with Laws	12
2.20	Consents	13
2.21	Real Estate	13
2.22	Personal Property	13
2.23	Intellectual Property	14
2.24	Condition and Sufficiency of the Target Assets.	14
2.25	Transactions with Related Parties	14
2.26	Employees; Officers and Directors	15
2.27	Labor Relations	15
2.28	Insurance	15
2.29	Employee Benefit Plans	15
2.30	Customers	17
2.31	Accounts; Lockboxes and Safe Deposit Boxes	17
2.32	Licenses	17
2.33	Payment Programs	18
2.34	Fraud and Abuse	18
2.35	Physician Self-Referrals	18
2.36	Controlled Substances	18
2.37	Disclosure	18

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ARTICLE 3	REPRESENTATION AND WARRANTIES OF BUYER	19
3.1	Organization; Qualification; Authority and Enforceability	19
3.2	No Conflict; No Violation of Laws or Agreements	19
3.3	Consents	19
3.4	Litigation and Claims	19
3.5	SEC Reports	19
3.6	Brokers	20
3.7	Investment Representation	20

ARTICLE 4	CERTAIN OBLIGATIONS	20
4.1	Controlled Substances Registration	20
4.2	Management Representation Letters	20
4.3	Certain Personal Guarantees	20

ARTICLE 5	CONDITIONS TO CLOSING	20

ARTICLE 6	DELIVERIES AND PROCEEDINGS AT CLOSING	21
6.1	Closing Deliveries by Seller	21
6.2	Deliveries By Buyer	22

ARTICLE 7	TERMINATION	22

ARTICLE 8	CERTAIN ADDITIONAL COVENANTS	22
8.1	Costs and Expenses	22
8.2	Preservation of the Goodwill and Confidential Information of the Target	22
8.3	Allocation of Purchase Price	24
8.4	Tax Matters	24
8.5	Section 338 Election	25
8.6	Software Licenses	25

ARTICLE 9	INDEMNIFICATION	26
9.1	Indemnification by Sellers	26
9.2	Indemnification by Buyer	27
9.3	Notice and Opportunity to Defend	27
9.4	Offset	27
9.5	Survival	28
9.6	Exclusive Remedy	28

ARTICLE 10	MISCELLANEOUS	28
10.1	Notices	28
10.2	Successors and Assigns	29
10.3	Construction	29
10.4	Governing Law	30
10.5	Consent to Jurisdiction	30
10.6	Headings	30
10.7	Counterparts	30
10.8	Further Assurances	30
10.9	Course of Dealing	30
10.10	Severability	30
10.11	Entire Agreement	31

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LIST OF EXHIBITS

Exhibit A        Definitions

Exhibit B        Form of Warrant Agreement

Exhibit C        Form of Notes

Exhibit D        Form of Officers’ Certification

Exhibit E        Form of Legal Opinion of Sellers’ Counsel

Exhibit F        Form of Limited Release

Exhibit G        Form of Parent Guaranty

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), is made and entered into this January 4, 2005, by and among MOMS PHARMACY, INC., a California corporation (“Buyer”), and MICHAEL STONE and JONATHAN SPANIER (each, a “Seller” and, together, the “Sellers”).

BACKGROUND:

Sellers own all of the issued and outstanding shares of capital stock of North American Home Health Supply, Inc. (“Target”), a California corporation (the “Shares”).

Target operates a specialty retail pharmacy business in the State of California (the “Business”).

Buyer desires to purchase, and Sellers desire to sell, transfer and deliver to Buyer, all the Shares on the terms and conditions of this Agreement.

All capitalized (and as noted herein, uncapitalized) words or expressions used in this Agreement (including the Schedules and Exhibits annexed hereto) have the meanings specified in Exhibit A hereto (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

In consideration of the foregoing, the mutual representations, warranties and covenants set forth in this Agreement, and for the good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE TRANSACTION

1.1    Sale and Purchase of the Shares. Upon the terms and subject to the conditions contained in this Agreement, at the Closing:

(a)    Each Seller shall sell, transfer, assign and convey the Shares owned by such Seller to Buyer and shall deliver to Buyer a stock certificate or certificates representing all of Shares, duly endorsed in blank or with duly executed stock powers attached, in proper form for transfer, with all signatures guaranteed and with any appropriate transfer stamps affixed, free and clear of any Lien; and

(b)    Buyer shall purchase, acquire and accept from the Sellers all right, title and interest in and to the Shares.

1.2    Purchase Price. The aggregate consideration for the Shares is Six Million Three Hundred Seventy Five Thousand Dollars ($6,375,000), as adjusted pursuant to Sections 1.7 and 1.8 (the “Purchase Price”), and warrants to purchase 150,000 shares of common stock of Parent at a price per share of $6.26 (the “Warrants”), in substantially the form attached hereto as Exhibit B, payable in accordance with Section 1.5 and Section 1.6.

1.3    Transfer Taxes. Sellers shall pay all stock transfer Taxes, recording fees and other sales, transfer, use, purchase or similar Taxes resulting from the transactions contemplated hereby.

1.4    Closing Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Nixon Peabody LLP at 10:00 a.m. on the date of this Agreement. Notwithstanding the date on which the Closing actually occurs, the Closing will be effective at 12:00 a.m. on January 1, 2005 (the “Closing Date”), that is, subject to the Closing and as of January 1, 2005, Target shall be deemed to have been run as a subsidiary and for the account of Buyer (as if it were the owner of the Target as of that date).

1.5    Payment of Purchase Price at Closing. At the Closing, Buyer shall pay the Purchase Price as follows:

(a)    Five Million Dollars ($5,000,000), allocated between the Sellers as indicated on Schedule 1.5 of the Sellers’ Disclosure Schedule, by wire transfer of immediately available funds to the account of each Seller as such Seller shall direct in writing to Buyer no later than two (2) business days prior to the Closing Date.

(b)    Buyer will deliver promissory notes in the aggregate principal amount of Six Hundred Seventy Five Thousand Dollars ($675,000), which shall be due and payable no later than the first anniversary of the Closing Date, allocated between the Sellers as indicated on Schedule 1.5 of the Sellers’ Disclosure Schedule (the “One Year Notes”).

(c)    Buyer will deliver promissory notes, in the aggregate principal amount of Seven Hundred Thousand Dollars ($700,000), which shall be due and payable no later than the second anniversary of the Closing Date, allocated between the Sellers as indicated on Schedule 1.5 of the Sellers’ Disclosure Schedule (the “Two Year Notes” and together with the One Year Notes, the “Notes”). The Notes shall be in the form attached hereto as Exhibit C.

1.6    Delivery of the Warrants at Closing. At the Closing, Parent shall deliver the Warrants, allocated between the Sellers as indicated on Schedule 1.6 of the Sellers’ Disclosure Schedule.

1.7    Working Capital Adjustment to Purchase Price.

(a)    The Purchase Price shall be increased by an amount equal to the amount by which Closing Date Net Working Capital (as defined below) exceeds $0. If Closing Date Net Working Capital is less than $0, the Purchase Price shall be decreased by the absolute value of the amount by which Closing Date Net Working Capital is less than $0.

(c)    Within 105 days after the Closing Date, Buyer shall prepare and deliver to Sellers the Final Balance Sheet and the Closing Date Net Working Capital based on the Final Balance Sheet. The Final Balance Sheet shall be prepared on a basis consistent in all material respects with that utilized by the Target in the preparation of the Interim Balance Sheet (as defined in Section 2.8(a) below), including the use of the same expense accruals and revenue recognition principles, except that (i) accounts receivable will be based on amounts collected by Target from the Closing Date to March 31, 2005 in respect of Target’s accounts receivable as of the Closing Date (ii) the Final Balance Sheet will reflect the payoff of all indebtedness of Target for borrowed money, including without limitation to Bank of America, which payoff shall be made immediately prior to the Closing. If the Closing Date Net Working Capital is greater than $-0-, the Purchase Price shall be increased by an amount equal to the amount of the Closing Date Net Working Capital. If the Closing Date Net Working Capital is less than $-0-, the Purchase Price shall be reduced by an amount equal to the absolute value of the Closing Date Net Working Capital. Any increase or decrease in the Purchase Price pursuant to this Section 1.7(c) shall be paid in cash by Buyer to Sellers (in the proportions set forth on Schedule 1.5), or by Sellers (in the proportions set forth on Schedule 1.5) to Buyer, as the case may be, on the 105th day after the Closing Date.

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(d)    If Sellers agree in writing with the Final Balance Sheet, the Final Balance Sheet will automatically be final and conclusive. If Sellers object to the Final Balance Sheet, Buyer shall promptly meet with Sellers and endeavor to reach agreement on the Final Balance Sheet within 30 days after Sellers’ receipt of the Final Balance Sheet. If at any time Sellers and Buyer agree in writing on the Final Balance Sheet, the Final Balance Sheet shall automatically be final and conclusive. If Sellers and Buyer are unable to reach agreement on the Final Balance Sheet within such 30 days, Buyer and Sellers shall immediately retain an independent certified public accounting firm, mutually selected and who has not provided any services to Buyer, the Target or any Seller during the previous two years, to resolve all disputed issues on the Final Balance Sheet as soon as reasonably possible. Any undisputed amounts shall be paid promptly by the party responsible for making such payment. Only disputed issues shall be submitted to such independent certified public accounting firm for review. In resolving any disputed issue, such independent certified public accounting firm may not assign a value to such dispute issue greater than the highest value for such issue claimed by either party or less than the lowest value for such issue claimed by either party, in each case as presented to such independent certified public accounting firm. The resolution of all open issues on the Final Balance Sheet by such independent certified public accounting firm shall be final and binding on Sellers and Buyer. All fees and disbursements of such independent certified public accounting firm shall be paid by the party found by such independent certified public accounting firm to be in the greatest error with respect to their position on the Final Balance Sheet or, if no such finding is made by such independent certified public accounting firm, paid evenly by the parties.

(e)    An amount equal to cash collected by Buyer (including Target) after March 31, 2005 and until December 31, 2005, in respect of Target's accounts receivable as of the Closing Date and not accounted for as assets of Target on the Final Balance Sheet, shall be paid by Buyer to Sellers (in the proportion set forth on Schedule 1.5).  Buyer shall employ the same personnel, policies, procedures, resources and effort to collect all of Target's accounts receivable as of the Closing Date that Buyer and Target employ to collect their own accounts receivable.  Such amount shall be paid in installments as follows: no later than July 15, 2005 in an amount equal to cash collected in respect of such accounts receivable from and including April 1, 2005 until and including June 30, 2005; and thereafter quarterly on the 15th day of the first month of each fiscal quarter of Target, commencing October 15, 2005 and ending January 15, 2006, in an amount equal to cash collected in respect of such accounts receivable during the preceding fiscal quarter.  Each such payment shall be accompanied by a reasonably detailed report reflecting all paid and uncollected accounts receivable as of the respective dates thereof.  Sellers may elect, at any time after June 30, 2005, on written notice to Buyer, to receive an assignment of all uncollected accounts receivable outstanding on the date of such election and, upon such election, Buyer shall cause Target to assign to Sellers all such accounts receivable as Sellers may elect.  Such assignment shall be in such form as shall be reasonably acceptable to Sellers and Buyer and their respective counsel, and shall provide for the provision by Buyer and Target to Seller of documents underlying all such uncollected accounts receivable and cooperation by Buyer's and Target's employees to facilitate the transfer of such accounts receivable from Buyer and Target to Sellers and Sellers' efforts to collect the same.  After any such requested assignment, Buyer shall have no further responsibility to collect assigned accounts receivable.

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1.8    Adjustment to Purchase Price for Change in Medi-Cal Reimbursement.  If at any time after the Closing Date there is a change in Medi-Cal rules and/or regulations resulting in reduced reimbursement with respect to any enteral or nutritional product (each, a "Product") of Target on a going forward basis, Buyer shall recalculate Target's reimbursement with respect to sales of such Product in respect of 2004 as if those rules and/or regulations, as changed, applied to 2004, and the Purchase Price shall be reduced, dollar-for-dollar, by the pro forma reduction in Target's reimbursement in respect of 2004.  Any Purchase Price reduction under this Section 1.8 shall be made by reduction in, and shall be limited by, the principal amount of the Notes, first pro rata in proportion to the respective principal amounts of the One Year Notes, and second pro rata in proportion to the respective principal amounts of the Two Year Notes.  For the sake of clarity, any Purchase Price reduction under this Section 1.8 for changes in Medi-Cal rules and/or regulations after the maturity date of the One Year Notes shall be limited to reduction in the principal amounts of the Two Year Notes, and there will be no Purchase Price reduction under this Section 1.8 (or other indemnity or reimbursement by Sellers to Buyer) after the maturity date of the Two Year Notes.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in correspondingly numbered sections of the disclosure schedule delivered by the Sellers to Buyer on or before the date of this Agreement (the “Sellers’ Disclosure Schedule”), each Seller hereby severally (and not jointly) represents and warrants to Parent and Buyer, as of the date hereof as follows:

2.1    Authorization and Enforceability. Each Seller has all necessary power and authority as the case may be, to execute and deliver each Transaction Agreement to which it is a party and to consummate the transactions contemplated thereby. Each Seller’s execution and delivery of, and the performance of its obligations under, the Transaction Agreements to which it is a party has been authorized by all necessary action. Each Transaction Agreement to which it is a party has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

2.2    Title to Shares. Each Seller owns of record and beneficially all of the Shares set forth opposite its name on Schedule 2.2 of the Sellers’ Disclosure Schedule, free and clear of all Liens. There are no outstanding securities, options, warrants, rights, agreements, calls, subscription commitments, demands or understandings relating to the sale or disposition of any of the Shares, obligating either Seller to grant, offer or enter into any of the foregoing, or relating to the voting or control of any Shares.

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2.3    Organization. Target is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Copies of Target’s charter and bylaws have been delivered to Buyer and are correct, complete and in full force and effect.

2.4    Qualification; Location of Business and Assets. Target is duly qualified and in good standing as a foreign corporation and has all requisite corporate power and authority to do business in the jurisdictions set forth on Schedule 2.4 of the Sellers’ Disclosure Schedule, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by Target make such qualification necessary and where the failure to so qualify would have a Material Adverse Effect on the Target. Set forth on Schedule 2.4 of the Sellers’ Disclosure Schedule is each location (specifying state, county and city) where Target (a) has a place of business, (b) owns or leases real property, (c) maintains inventory and/or (d) maintains employees.

2.5    Capitalization and Ownership. The authorized capital stock of Target consists of 5,000,000 shares of common stock, no par value per share, of which 20,000 shares are issued and outstanding. The Sellers are the record and beneficial owner of all the Shares. All the Shares have been duly authorized and validly issued, and are fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding binding upon Target or any other Person and were issued in compliance with all applicable federal and state securities or “blue-sky” laws and regulations. There are no outstanding securities, options, warrants, rights, agreements, calls, subscription commitments, demands or understandings of any character whatsoever, fixed or contingent, that directly or indirectly (i) call for the issuance, sale or other disposition of any capital stock of Target and there are no securities convertible into or exchangeable for any capital stock of Target, (ii) obligate either Seller to grant, offer or enter into any of the foregoing or (iii) relate to the voting or control of any capital stock of Target. No Person has any right to require Target or Seller to register any securities of Target under any federal or state securities laws.

2.6    Subsidiaries. Target does not, directly or indirectly, own any equity ownership interest in any Person.

2.7    Minute Book, Etc. The minute book, stock certificate book and stock record book of Target are complete in all material respects and the signatures therein are the true signatures of the persons purporting to have signed the documents contained therein. All material corporate actions taken by Target have been duly authorized. The Books and Records of Target have been maintained on a consistent basis and in accordance with applicable laws.

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2.8    Financial Statements.

(a)    Attached hereto as Schedule 2.8 of the Sellers’ Disclosure Schedule are (i) true and correct copies of the unaudited balance sheets of Target as of December 31, 2001, 2002 and 2003 and the related consolidated statements of profit and loss and cash flows for each of the fiscal years then ended (collectively, the “Unaudited Financial Statements”), and (ii) the unaudited balance sheet of Target and related statement of profit and loss as of, and for the period beginning on January 1, 2004 and ended on October 31, 2004 (collectively, together with the Unaudited Financial Statements, the “Financial Statements,” with the Financial Statements as of and at October 31, 2004 being referred to herein as the “Interim Statements” and the balance sheet as of such date being referred to herein as the “Interim Balance Sheet”).

(b)    The Financial Statements: (i) were prepared from the Books and Records of Target, which Books and Records have been maintained in accordance with all legal and accounting requirements applicable thereto (it being understood that Target has not maintained its Books and Records in accordance with GAAP); and (ii) present fairly the financial condition of Target and the results of its operations for the periods covered by, and as at the dates of, each of the Financial Statements except that the Interim Statements omit footnote disclosures and do not reflect year-end adjustments which are not expected in Sellers’ reasonable judgment to be material in the aggregate. The statements of profit and loss included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly specified therein.

2.9    No Conflicts; No Violation of Law or Agreements. The execution and delivery by each Seller of each Transaction Agreement to which it is a party does not, and the consummation by the Sellers of the transactions contemplated hereby and thereby, will not:

(a)    contravene any provision of Target’s charter or bylaws;

(b)    conflict with, constitute or result in any breach, default or violation of (or an event which would, with or without the passage of time or the giving of notice or both, constitute or result in a breach, default or violation of) (i) any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement, or any other instrument, contract, agreement or commitment to which either Seller or Target is a party, or by which either Seller or Target is bound or affected, (ii) any judgment or order of any Governmental Authority applicable to either Seller or Target, or (iii) to the best knowledge of Sellers, any law, rule or regulation;

(c)    result in the creation or imposition of any Lien upon any Shares or upon any Target Assets or give to others any interests or rights therein;

(d)    result in the acceleration of any liability or obligation of Target (or give others the right to cause such acceleration); or

(e)    result in the termination or loss of any material right (or give others the right to cause such a termination or loss) under any agreement or contract to which either Seller or Target is a party or by which any of them may be bound or affected, or to which any Shares owned by such Seller or any Target Assets may be subject.

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2.10    Litigation and Claims. There are no Claims pending, or to the best knowledge of the Seller, threatened which seek to delay or prevent the consummation of the transactions contemplated by the Transaction Agreements or which would adversely affect or restrict either Seller’s ability to perform its obligations under the Transaction Agreements.

2.11    Brokers. Neither Seller nor any person acting on behalf of either Seller has engaged, retained or incurred any liability to any broker, investment banker, finder or agent, or made any agreement or taken any other action which would cause Target, Buyer, Parent or any Affiliates of Buyer or Parent to be obligated to pay any broker’s fee, commission or other fees with respect to the sale of the Shares or as a result of the consummation of any of the transactions contemplated hereby.

2.12    No Undisclosed Liabilities. Target has no material liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, whether direct or indirect, except (a) to the extent reflected as a liability on the Financial Statements and the notes thereto, (b) liabilities incurred in the ordinary course of business (and not in violation of this Agreement or any other agreement to which Target is a party or by which it may be bound) to the extent incurred subsequent to the date of the Interim Statements and, to the extent incurred prior to the date of the Interim Statements, fully reflected as liabilities on the Interim Statements, or (c) obligations to perform under the contracts disclosed in Schedule 2.17(a) of the Sellers’ Disclosure Schedule.

2.13    No Changes. Since December 31, 2003, Target has conducted its business only in the ordinary course of business. Without limiting the generality of the foregoing sentence, since December 31, 2003 there has not been:

(a)    any material change in the financial condition, assets, liabilities, net worth, earning power or business of Target, except for changes reflected in the Financial Statements or incurred in the ordinary course of business consistent with past practice, none of which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Target, except as disclosed in Schedule 2.13(a) of the Sellers’ Disclosure Schedule;

(b)    any casualty, damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects of Target, or any deterioration in the operating condition of the Target Assets, or any accidents in which any employees or other persons have been killed or seriously injured;

(c)    any Lien placed on any of the Target Assets, other than Permitted Liens;

(d)    any declaration, setting aside or payment of a dividend or other distribution in respect of any of the Shares or any direct or indirect redemption, purchase or other acquisition of any of the Shares, except as disclosed in Schedule 2.13(d) of the Sellers’ Disclosure Schedule or as reflected in the Financial Statements;

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(e)    any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to any officer, director or employee of Target (except normal merit increases made in the ordinary course of business and consistent with past practice), other than to any Seller, or any increase in, or any addition to, other benefits (including any bonus, profit-sharing, pension or other plan) to which either Seller or any officers, directors or employees of Target may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the Benefit Plans described on Schedule 2.29 of the Sellers’ Disclosure Schedule or any other payment of any kind to or on behalf of either Seller or any such officer, director or employee (other than payment of base compensation and reimbursement for reasonable business expenses in the ordinary course of business consistent with past practice);

(f)    any making or authorization of any capital expenditures in excess of Five Thousand Dollars ($5,000) for any individual item or Twenty Five Thousand Dollars ($25,000) in the aggregate;

(g)    any cancellation or waiver of any material right of Target or any cancellation or waiver of any material debts or Claims of Target or any cancellation or waiver of any debts or Claims of Target against any Related Party;

(h)    any sale, transfer, lease or other disposition of any material Target Asset, except for inventory in the ordinary course of business;

(i)    any termination or amendment to or suspension or termination of, or receipt by Target or either Seller of any notice of material breach or default of, any lease, contract or other agreement to which Target is a party or from which Target, directly or indirectly, derives rights, except as disclosed on Schedule 2.13(i) of the Sellers’ Disclosure Schedule;

(j)    any payment, discharge or satisfaction of any material liability or obligation (whether accrued, absolute, contingent or otherwise) by Target, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities or obligations shown or reflected on the Financial Statements or incurred in the ordinary course of business since December 31, 2003;

(k)    any adverse change or any threat of any adverse change in Target’s relations with, or any loss or threat of loss of, suppliers or customers which, individually or in the aggregate, had or would reasonably be expected to have a Material Adverse Effect on Target;

(l)    any write-offs as uncollectible of any notes or material amount of accounts receivable of Target or write-downs of the value of any assets or inventory by Target, other than immaterial amounts or in the ordinary course of business consistent with past practice;

(m)    any change by Target in any method of accounting or keeping its books of account or accounting practices;

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(n)    any creation, incurrence, assumption or guarantee by Target of any material obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business consistent with past practice, or any creation, incurrence, assumption or guarantee by Target of any indebtedness for money borrowed;

(o)    any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any material Target Asset (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, any Related Party;

(p)    any disposition of (or failure to keep in effect any rights in, to or for the use of) any patent, trademark, service mark, trade name or copyright, or other disposal of any trade secret, process or know-how;

(q)    any other material transaction, agreement or event outside the ordinary course of Target’s business or inconsistent with past practice; or

(r)    any agreement or commitment to take or do any of the actions described in subsections (a) through (q) above.

2.14    Taxes.

(a)    Target has (i) timely filed all Returns required to be filed by it with respect to all Taxes, including without limitation Returns for the fiscal year ended December 31, 2003 (which Returns have been prepared in accordance with all applicable laws and requirements and are correct and complete), (ii) paid all Taxes required to be paid by it (whether or not shown on any Return), including without limitation in connection with all Returns for the fiscal year ended December 31, 2003, and (iii) all Taxes that are required to be collected or withheld have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted.

(b)    The accruals for Taxes contained in the Financial Statements are not less than all unpaid liabilities for Taxes for all periods ended on or before the respective dates of such Financial Statements and include adequate provisions for all deferred Taxes, and nothing has occurred subsequent to such dates to make any of such accruals inadequate. All Taxes for periods beginning after the dates of the Interim Statements have been paid or are adequately reserved against and will be reflected in Financial Statements. Target has (i) timely filed all information returns or reports, including Forms 1099, which are required to be filed and (ii) accurately reported all information required to be included on such returns or reports. True copies of federal and state income tax returns of Target for each of the fiscal years ended December 31, 2001 through December 31, 2003 have been delivered to Buyer.

(c)    No representative of any government taxing authority has notified either Seller in writing of a pending proposal to assert any deficiency in Taxes, adjust any Return, or revise the manner in which any Tax liability is determined with respect to Target. No Return of Target has been audited by the relevant authorities where any deficiencies or proposed deficiencies resulting from such audit have not been paid or adequately reserved in the Financial Statements. All Returns with respect to which the statute of limitations has not expired are disclosed on Schedule 2.14 of the Sellers’ Disclosure Schedule. Neither Target nor Seller has received any written notice that any Return is under examination by any taxing authority and, to the best of Sellers’ knowledge, no Return is under examination by any taxing authority.

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(d)    Neither Target nor any of its subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither Target nor any of its subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income tax Return (other than a group the common parent of which was Target) or (B) has any liability for the Taxes of any Person (other than Target or any of its subsidiaries under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

2.15    Accounts Receivable. All of the accounts and notes receivable of Target reflected on the Financial Statements and to be reflected on the Final Balance Sheet represent amounts receivable for goods and services actually shipped to customers of Target (or in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, are free of any Lien, are not subject to any valid counterclaims or offsets and have been billed and are enforceable obligations of the obligors thereon in the normal and ordinary course of business, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the Financial Statements. Schedule 2.15 of the Sellers’ Disclosure Schedule sets forth the total amount of accounts or notes receivable of Target outstanding as of October 31, 2004.

2.16    Litigation and Claims. There is no Claim pending or, to the best knowledge of the Sellers, threatened by, against or affecting or in any way relating to Target, the Business or any Target Asset, before any Governmental Authority or any arbitrator. There are presently no outstanding judgments, decrees or orders of any Governmental Authority, any arbitrator or any other Person against or affecting Target, the Business or any Target Asset.

2.17    Material Contracts.

(a)    Contracts. Except as set forth in Schedule 2.17(a) of the Sellers’ Disclosure Schedule, there are no contracts, agreements, arrangements, commitments, instruments, plans or leases, oral or written (collectively, the “Contracts”) to which Target is a party or by which it is bound, meeting any of the following descriptions:

(i)    any Contract for consulting or other services obligating Target to payments of more than Ten Thousand Dollars ($10,000) annually or having a duration in excess of one (1) year;

(ii)    any Contract relating to the management of Target;

(iii)   any contract or agreement for the employment of any person with a base annual compensation of Fifty Thousand Dollars ($50,000) or more;

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(iv)   any Contract relating to the lease of machinery, equipment or other personal property involving payment of fixed rentals in excess of Ten Thousand Dollars ($10,000) in the aggregate for any such lease during the current term thereof or any renewal term to which Target is bound;

(v)    any Contract for the purchase of any materials or supplies in excess of Ten Thousand Dollars ($10,000);

(vi)   any Contract for the purchase, sale or transfer of equipment or any construction or other similar agreement involving any expenditure in excess of Ten Thousand Dollars ($10,000);

(vii)   any Contract evidencing or related to indebtedness, obligations or liability for borrowed money, or liability for the deferred purchase price of property, in excess of Ten Thousand Dollars ($10,000) (excluding trade payables incurred in the ordinary course of business consistent with past practice), or any Contract of guaranty, indemnification or other similar commitment relating to the obligations or liabilities of any other Person;

(viii)    any Contract involving a sharing of profits, joint venture or partnership;

(ix)    any Contract relating to sales agency, brokerage, distribution or similar matters;

(x)    any Contract containing covenants limiting the freedom of Target to compete in any line of business or in any area or with any Person;

(xi)    any other Contract relating to orders for future purchase or delivery of goods or retention of services which is material to Target or which has an aggregate future liability greater than Ten Thousand Dollars ($10,000); or

(xii)    any other Contract relating to the Business which is not terminable on less than thirty (30) days’ notice without penalty or payment and involving expenditures of more than Ten Thousand Dollars ($10,000) in the aggregate.

(b)    Contract Compliance. The Contracts listed on Schedule 2.17(a) of the Sellers’ Disclosure Schedule are all of the Contracts material to the Business. Copies of all such Contracts have been provided to Buyer, are true, correct and complete and have been subject to no amendment, extension or modification, except such as are described in Schedule 2.17(a) of the Sellers’ Disclosure Schedule. Each Contract referred to in Schedule 2.17(a) of the Sellers’ Disclosure Schedule is valid and binding as to Target and, to the best knowledge of the Sellers, as to any counterparty thereto and, with respect to such Contracts, there is no material default by Target or, to the best knowledge of the Sellers, by any counterparty thereto, and no event which, with notice or the passage of time or both, constitute such a material default by Target, or, to the best knowledge of the Sellers, by any counterparty thereto. No party has any right to cancel, terminate or modify any of the Contracts by reason of the transactions contemplated under this Agreement (other than Contracts that, by their terms, are terminable without cause by the other contract party).

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2.18    Environmental Matters; Worker Health & Safety Matters.

(a)    No material quantity of Hazardous Substances has been generated, transported, used, disposed, stored or treated by Target. No material quantity of Hazardous Substances has been released, discharged, disposed, transported, placed in, or on, or been caused or permitted by Target to enter, the soil or water in, under or upon any real property owned, leased or operated by Target.

(b)    Target has complied with all applicable Environmental Laws (as defined below) in all material respects. There is no pending or, to the best knowledge of the Sellers, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request directed to Target by any Governmental Entity, relating to any Environmental Law involving Target. For purposes of this Agreement, “Environmental Law” means any federal, state, local or foreign law, statute, rule or regulation or the common law relating to the protection of human health or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976, and any statute, regulation or order pertaining to (i) the treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, abandoned or discarded barrels, containers and other closed receptacles; (vii) the health and safety of employees and other persons; and (viii) the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used in this Section 2.18, the term “release” shall have the meaning set forth in CERCLA.

(c)    Target is in compliance in all material respects with all requirements of Worker Health and Safety Laws, and is not subject to any cessation orders or cease and desist orders issued by any other health and safety regulatory agency.

2.19    Compliance with Laws. The business, operations and assets of Target have been conducted and are in compliance in all material respects with all applicable federal, state, local or foreign laws, rules, regulations, ordinances, judgments, decrees, orders or other requirements of any Governmental Authority. Neither Seller, nor any of Target’s officers or employees, nor, to the best knowledge of Seller, Target’s agents has made any illegal or improper payment to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other Person, in an attempt to influence and such Person to take or to refrain from taking any action relating to Target.

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2.20    Consents. Except as set forth on Schedule 2.20 of the Sellers’ Disclosure Schedule, no consent, approval or authorization of, or registration or filing with, any Person, including any Governmental Authority, is required in connection with the execution, delivery or performance of the Transaction Agreements by the Sellers or the consummation by the Sellers of the transactions contemplated hereby or thereby, or for the continuation of the Business after Closing.

2.21    Real Estate.

(a)    Owned Real Property Interests. Target does not own any land, or interests in real property, including easements, rights of way and options.

(b)    Leased Real Property Interests. Schedule 2.21(b) of the Sellers’ Disclosure Schedule lists (i) all real property and interests in real property, including easements, rights of way and options leased by Target from or to a third person (the “Real Property Interests”); (ii) each lease, sublease, assignment, surface, wheelage and other agreement, instrument and consent pursuant to which Target leases, occupies or uses the Real Property Interests, or has subleased or otherwise granted to others any interests therein, copies of which have been previously provided to Buyer (collectively, the “Realty Leases”); and (iii) the identity of each lessor, lessee, consenting party, guarantor, if applicable, and any other party to any of the Realty Leases. Each of the Realty Leases is valid and binding without further sublease or assignment and in full force and effect as to Target and, to the best knowledge of the Sellers, as to any other party. There is no material default by Target or, to the best knowledge of the Sellers, by any other party, under any of the Realty Leases and there is no event which, with notice or the passage of time or both, may constitute such material default by Target or, to the best knowledge of the Sellers, by any other party under any of the Realty Leases. Except as set forth on Schedule 2.21(b) of the Sellers’ Disclosure Schedule, upon consummation of the transactions contemplated under this Agreement, Target will remain entitled to the full economic, legal and other benefits under the Realty Leases on their present terms, and no party has any right to cancel, terminate or modify any of the Realty Leases by reason of the transactions contemplated under this Agreement.

(c)    Condemnation. No Seller has received any notice of a pending condemnation, expropriation, eminent domain or similar proceeding affecting all or a material portion of the Real Property Interests and, to the best knowledge of the Sellers, no such proceeding is contemplated.

2.22    Personal Property. Set forth on Schedule 2.22 of the Sellers’ Disclosure Schedule hereto is a complete list and summary description of all equipment, machinery, motor vehicles, furniture, trademarks, patents and other tangible and intangible personal property (the “Personal Property”) owned or leased by Target, except for (a) any item of owned personal property with an invoice cost of less than Five Thousand Dollars ($5,000) and (b) supplies which have a short-term useful life and are expensed, together with a statement as to the location of each item of Personal Property identified therein. Target has good and marketable title to all the owned Personal Property and good and valid leasehold interests in all leased Personal Property, reflected in Schedule 2.22 of the Sellers’ Disclosure Schedule, free and clear of all Liens.

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2.23    Intellectual Property. Set forth on Schedule 2.23 of the Sellers’ Disclosure Schedule hereto is a true and correct list of all patents and patent applications, and all registrations or applications of trademarks, trade names, service marks and copyrights that are used by, or held by or on behalf of, Target other than intellectual property rights used pursuant to software license agreements (collectively, together with all know-how and trade secrets currently used by, or developed by the employees of, Target that relate to the operations of Target other than intellectual property rights used pursuant to software license agreements, the “Intellectual Property”). Target owns (free and clear of all Liens other than Permitted Liens) or has the right to use under a license, without payment to any other party (other than under a license described on Schedule 2.17 of the Sellers’ Disclosure Schedule), the Intellectual Property. No claims have been made in writing by any person challenging or questioning the right of Target to use the Intellectual Property or the validity or scope thereof. No person has claimed in writing the right to use any Intellectual Property owned or used under license, other than any rights granted by a Target pursuant to a license described on Schedule 2.17 of the Sellers’ Disclosure Schedule. No claims of patent, trademark, trade name, service mark or copyright infringement have been made in writing by any person with respect to the right of Target to continue to sell any product or service or to conduct its operations without payment of a royalty or license fee (other than payments that are currently subject to a license described on Schedule 2.17 of the Sellers’ Disclosure Schedule). No patent or trademark owned or used under license has been declared unenforceable or otherwise invalid by any court or governmental authority. All patent and trademark registrations or applications which constitute Intellectual Property owned or used under license have been duly registered in, filed in, or issued by, the U.S. Patent and Trademark Office, or other applicable foreign patent and trademark office as listed on Schedule 2.23 of the Sellers’ Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable laws.

2.24    Condition and Sufficiency of the Target Assets. The Target Assets have been properly maintained and are in good operating condition and repair, subject only to ordinary wear and tear. The Target Assets are all of the assets, together with Target’s rights under the Contracts, necessary for the conduct of the Business in substantially the same manner as presently conducted and as presently contemplated by the Sellers to be conducted.

2.25    Transactions with Related Parties. No Related Party:

(a)    has borrowed money from, or loaned money to, Target which has not been repaid;

(b)    has guaranteed the performance of Target under any Contract or other agreement or instrument which is still in effect or remains outstanding or had its performance under any contract, lease or other agreement or instrument guaranteed by Target;

(c)    has any contractual or other Claim, express or implied, of any kind whatsoever against Target, except as disclosed on Schedule 2.25(c) of the Sellers’ Disclosure Schedule;

(d)    has any interest in any Target Asset; or

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(e)    has been engaged in any other transaction with Target.

2.26    Employees; Officers and Directors. Schedule 2.26 of the Sellers’ Disclosure Schedule sets forth the names, titles and current annual salary or other compensation, including any bonus, if applicable, of all present officers, directors and employees of Target with annual base compensation of Fifty Thousand Dollars ($50,000) or more, together with a statement of the full amount of all remuneration paid to each such person and to any director during the twelve-month period preceding the date hereof.

2.27    Labor Relations. Target is not and has never been a party to nor are any of its employees otherwise subject to any collective bargaining agreement. Currently and during the past three (3) years there neither are nor have been any: (a) activities or proceedings of any labor union or representatives thereof to organize any employees of Target; (b) unfair labor practice complaints or grievances against Target; or (c) labor strike, dispute, slowdown, work stoppage, picketing, lockout or threat thereof against Target. Target has not received any unresolved or outstanding notice of the intent of any federal, state or local agency or instrumentality having jurisdiction and responsibility for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Target, and no such investigation is in progress.

2.28    Insurance. Attached hereto as Schedule 2.28 of the Sellers’ Disclosure Schedule is a complete and correct list of all policies of insurance of which Target is the owner, insured or beneficiary, or which covers Target or any of the Target Assets, indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, premium rate, cash value (if any), expiration date and any pending Claims thereunder, excluding routine medical insurance Claims. All such policies are in full force and effect. There is no material default with respect to any provision contained in any such policy by Target or, to the best knowledge of the Sellers, any other party thereto, or any event which, with notice or the passage of time or both may constitute such a material default, nor has there been any failure to give any notice or present any Claim under any such policy in a timely fashion or in the manner or detail required by the policy. There are no outstanding unpaid premiums or Claims under such policies. Schedule 2.28 of the Sellers’ Disclosure Schedule contains an accurate and complete description of any provision contained in such policies which provides for retrospective or retroactive premium adjustments. No notice of cancellation or non-renewal with respect to, or disallowance of any Claim under, any such policy has been received. Target has never been refused any insurance, nor has any coverage been limited by any insurance carrier to which an application for insurance was made or with which insurance was carried. All general liability policies maintained by or for the benefit of Target have been “occurrence” policies.

2.29    Employee Benefit Plans.

(a)    Schedule 2.29 of the Sellers’ Disclosure Schedule sets forth a complete and correct list of all employee benefit plans, as defined in Section 3(3) of ERISA, and all employment, compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, loans or other benefit plans, programs, arrangements or fringe benefits, in each case, which are provided, maintained, contributed to or sponsored by Target on behalf of current or former directors, officers or employees of Target, or for which Target has any liability, contingent or otherwise (collectively, the “Benefit Plans”).

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(b)    Sellers have furnished Buyer with a complete and accurate copy of (i) the plan document or other governing contract for each Benefit Plan, as amended, and a summary of any unwritten Benefit Plans, (ii) the most recently distributed summary plan description and summary of material modifications, (iii) each trust or other funding agreement with respect to each Benefit Plan, (iv) the most recently filed IRS Form 5500 (including schedules and attachments) with respect to each Benefit Plan, (v) the most recently received IRS determination letter and application therefor, and (vi) the most recently prepared actuarial report and financial statements for each Benefit Plan.

(c)    The Benefit Plans have been operated and administered in accordance in all material respects with their terms and the applicable requirements of ERISA, the Code and any other applicable governing law. All contributions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued if not yet due), and nothing has occurred with respect to the operation of the Benefit Plans that would cause the imposition of any liability, penalty or tax under ERISA, the Code or governing law (including, without limitation, applicable foreign laws).

(d)    No Benefit Plan is subject to Title IV of ERISA, or a multiemployer plan within the meaning of Section 3(37)(A) of ERISA. Neither Target nor any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with Target under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliates”) has incurred any material liability under title IV of ERISA or Section 412 of the Code, except for such liability that has been paid in full. No event or fact exists which could give rise to any material liability to Target or any ERISA Affiliate under Title IV of ERISA or Section 412 of the Code.

(e)    For each Benefit Plan that is a defined benefit pension plan within the meaning of Statement of Financial Accounting Standard No. 87 (“SFAS 87”), and including, without limitation, any such foreign Benefit Plan), the “projected benefit obligation” of each such plan does not exceed the market value of its “plan assets” as of December 31, 2003, as such terms are defined in SFAS 87.

(f)    There are no pending or, to best knowledge of the Sellers, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Benefit Plans.

(g)    Each of the Benefit Plans which is intended to be “qualified” within the meaning of Section 401 of the Code has received a favorable determination letter from the IRS and no event has occurred and no condition exists which would result in the revocation of any such determination letter or otherwise result in the loss of its qualified status. Any voluntary employee benefit association which provides benefits to current or former employees of Target, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

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(h)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event) will (i) result in any payment becoming due to any current or former employee or director of Target, (ii) increase any benefits under any Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or other rights with respect to any such benefits. No payments or other benefits under any Benefit Plan or other agreement with the Target or ERISA Affiliate will be considered an excess parachute payment under Section 280G of the Code or result in a deduction limitation under Section 162(m) of the Code.

(i)    Target does not maintain or have an obligation to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements which provide for continuing benefits or coverage for current or former officers, directors or employees of Target, except (i) as may be required under part 6 of Title I of ERISA and at the sole expense of the participant or the participant’s Beneficiary, or (ii) pursuant to a medical expense reimbursement account described in Section 125 of the Code.

(j)    None of the assets of any Benefit Plan is stock of Target or any of their Affiliates, or property leased to or jointly owned by Target or any of its Affiliates.

2.30    Customers. Schedule 2.30 of the Sellers’ Disclosure Schedule sets forth a true and complete list of Target’s referral sources for customers purchasing non-medicine products (i.e., enteral) for the period from March 1, 2004 to October 30, 2004 (with names and other identifying information redacted), based on the number of referrals received by Target from such sources during such period.

2.31    Accounts; Lockboxes and Safe Deposit Boxes. Schedule 2.31 of the Sellers’ Disclosure Schedule sets forth a list of: (a) the names of each bank, savings and loan association, securities, or commodities or other financial institution in which Target has an account, (b) the location of all lockboxes and safe deposit boxes of each, and (c) the names of all Persons holding powers of attorney, including signature authority for each such account indicated in subparagraph (a) hereof or having access to each such lockbox or safe deposit box indicated in subparagraph (b) hereof.

2.32    Licenses. The Sellers have made available to Buyer true and complete copies of all permits, licenses, registrations, franchises, certificates, concessions and other governmental approvals and authorizations held by Target or any of the owners, occupants, subcontractors, sublessees, licensees or operators of the Real Property Interests pertaining to such Real Property Interests or the operations of Target, as amended, supplemented and modified through the date hereof that are material to the operation of Target’s business (the “Licenses and Permits”). Schedule 2.32 of the Sellers’ Disclosure Schedule contains a list of all such material Licenses and Permits. Target and each of its employees or agents providing services at the pharmacy, as applicable, (i) hold all Licenses and Permits required for the operation of the Business, including, without limitation, all Licenses and Permits required by federal, state and local law and all applicable regulatory agencies, and (ii) are in compliance in all material respects with all applicable laws, regulations and agreements. All such Licenses and Permits are in full force and effect and Target is not in default in any material respect with respect to any such Licenses and Permits. No notice from any authority with respect to the revocation, termination, suspension or limitation of any such Licenses and Permits has been issued or given, nor are Sellers aware of the proposed or threatened issuance of any such notice.

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2.33    Payment Programs. Neither Seller, nor any of Target’s officers or employees, nor, to the best knowledge of Seller, Target’s agents has received written notice that it is subject to any restriction or limitation on the receipt of payment under the Medicare or Medicaid programs, any other federally funded health care program or any other third party payor (collectively, the “Payment Programs”). Target has valid and current provider agreements with the Payment Programs. Target is in compliance in all material respects with the conditions of participation for the Payment Programs. Neither Seller, nor any of Target’s officers or employees, nor, to the best knowledge of Seller, Target’s agents has received written notice that a Payment Program has requested or threatened any recoupment, refund or set-off from Target, or imposed any fine, penalty or other sanction on Target, nor has Target been excluded from participation in a Payment Program. Target has not submitted to a Payment Program any false or fraudulent claim for payment, nor has Target at any time violated in any material respect any condition for participation, or any published rule, regulation, policy or standard of a Payment Program.

2.34    Fraud and Abuse. Neither Seller, nor any of Target’s officers or employees, nor, to the best knowledge of Seller, Target’s agents has engaged in any activities that are prohibited under Federal Medicare and Medicaid statutes, 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b or the Federal False Claims Act, 31 U.S.C. § 3729 et seq., the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations.

2.35    Physician Self-Referrals. Target’s operations relating to the Business are in compliance in all material respects with and do not otherwise violate the Federal Medicare and Medicaid statutes regarding physician self-referrals, 42 U.S.C. §§ 1395nn and 1396b(s), the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations. Neither Seller, nor any of Target’s officers or employees, nor, to the best knowledge of Seller, Target’s agents has violated any such statute or regulation.

2.36    Controlled Substances. Target has not engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

2.37    Disclosure. No representation or warranty in this Agreement, and no exhibit, document, statement, certificate or schedule furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances in which they were made.

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ARTICLE 3

REPRESENTATION AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:

3.1    Organization; Qualification; Authority and Enforceability. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority (a) to do business in the jurisdictions wherein the character of the properties owned or leased or the nature of the activities by it make such qualification necessary, (b) to execute and deliver each Transaction Agreement to which it is a party, and (c) to perform its obligations hereunder, including the payment of the Purchase Price and the issuance of the Notes. Buyer’s execution and delivery of each Transaction Agreement to which it is a party, and the performance of its obligations thereunder, have been duly authorized by all necessary corporate action on the part of Buyer. Each Transaction Agreement to which Buyer is a party has been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

3.2    No Conflict; No Violation of Laws or Agreements. The execution and delivery of the Transaction Agreements to which Buyer is a party do not and the consummation of the transactions contemplated thereunder and the compliance with the terms, conditions and provisions of such Transaction Agreements by Buyer will not: (a) contravene any provision of Buyer’s charter or bylaws, or (b) conflict with, or constitute, or result in any breach, default, violation of (or an event which would, with or without the passage of time or the giving of notice or both constitute or result in a breach, default or violation of) (i) any of the terms, conditions, or provisions of any indenture, mortgage, loan, credit agreement, or any other instrument, contract, agreement or commitment to which Buyer is a party, or by which any of its assets may be bound or affected or (ii) any judgment or order of any Governmental Authority applicable to Buyer, or (iii) any law, rule or regulation applicable to Buyer.

3.3    Consents. No consent, approval, or authorization of, or registration or filing with, any Person, including any Governmental Authority, is required in connection with Buyer’s execution, delivery and performance of the Transaction Agreements to which it is a party or the consummation of the transactions contemplated thereunder by Buyer.

3.4    Litigation and Claims. There are no Claims pending or, to the best knowledge of Buyer, threatened which seek to delay or prevent the consummation of the transactions contemplated by the Transaction Agreements or which would adversely affect or restrict Buyer’s ability to perform its obligations under the Transaction Agreements to which it is a party.

3.5    SEC Reports. The forms, reports and documents filed by Parent with the Securities and Exchange Commission since December 31, 2003 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (collectively, the “Parent SEC Reports”) did not at the time filed or at the time of their respective effective dates, as the case may be (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading.

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3.6    Brokers. Neither Buyer nor anyone acting on its behalf has engaged, retained or incurred any liability to any broker, investment banker, finder or agent, or made any agreement or taken any other action which would cause Target, Buyer, Parent or any Affiliates of Buyer or Parent to be obligated to pay any brokers fee, commission or other fees with respect to the purchase of the Shares or as a result of the transactions contemplated by this Agreement.

3.7    Investment Representation. Buyer hereby represents that it is acquiring the Shares for its own account, for investment, and not with a view to the distribution or resale thereof. With respect to any disposition of Shares in the future, Buyer represents and acknowledges that it understands that the Shares have not been registered under the Securities Act or any applicable state securities laws and that, consequently, they must be held indefinitely unless subsequently registered under the Securities Act and such state Securities laws for sale or disposition or unless a sale or disposition may be made without registration under the Securities Act and such state securities laws.

ARTICLE 4

CERTAIN OBLIGATIONS

4.1    Controlled Substances Registration. Within ten (10) business days following the date hereof, Buyer shall file or supply, or cause to be filed or supplied, all necessary applications and information required for Buyer’s Controlled Substances Registration Certificate with the Drug Enforcement Administration.

4.2    Management Representation Letters. The Sellers will execute management representation letters reasonably requested by Parent’s outside auditors in connection with the audit of Target.

4.3    Certain Personal Guarantees. Buyer shall use its reasonable best efforts to obtain the release of Sellers’ personal guarantees of Target’s obligations under the real property lease for Target’s Van Nuys, California facility, and shall indemnify Sellers and hold them harmless from and against any loss, cost, liability or expense incurred by Sellers as a result of any obligation of Sellers arising under such personal guarantees from and after the Closing. Without limiting the generality of the foregoing, upon any renewal, extension or replacement of such lease, Buyer shall use it reasonable best efforts to offer to the landlord thereunder economically comparable security in substitution of Sellers’ personal guarantees thereof, if such guarantees are then continuing.

ARTICLE 5

CONDITIONS TO CLOSING

[RESERVED]

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ARTICLE 6

DELIVERIES AND PROCEEDINGS AT CLOSING

6.1    Closing Deliveries by Seller. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall deliver or cause to be delivered to Buyer the following documents, all in form and content reasonably satisfactory to Buyer:

(a)    Corporate Documents.

(i)    [RESERVED]

(ii)    The duly executed resignation, effective as of the Closing, of each of the officers and directors and of each of the trustees, plan administrators and fiduciaries of Target;

(iii)    [RESERVED]

(iv)    Certifications by the Chief Financial Officer and the Chief Executive Officer of Target as to the accuracy of the Financial Statements in the form attached hereto as Exhibit D; and

(v)    A legal opinion of Ackerman, Levine, Cullen, Brickman & Limmer, LLP, in the form of Exhibit E.

(b)    Transfer of Shares.

(i)    Stock certificates evidencing the Shares accompanied by stock powers duly executed in blank and any other documents that are necessary to transfer to Buyer good title to the Shares, free and clear of all Liens; and

(ii)    One or more certificates of the non-foreign status of Seller required to be delivered under Treas. Reg. Section 1.1445-2 in order to relieve Buyer of the requirements to withhold United States Taxes under Section 1445 of the Code.

(c)    Related Agreements.

(i)    A Limited Release in the form of Exhibit F, executed by each Seller;

(ii)    [RESERVED]

(iii)     An appropriate power of attorney, in connection with Buyers’ application for a pharmacy license and new DEA registration, in form and substance reasonably satisfactory to each of the parties.

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6.2    Deliveries By Buyer. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall deliver or cause to be delivered to Sellers the following, all in form and content reasonably satisfactory to Sellers:

(a)    Corporate Documents.

(i)    Certificates of corporate good standing or legal existence of Buyer as of a recent date.

(b)    Purchase Price Payment.

(i)    Five Million Dollars ($5,000,000) by wire transfer of immediately available funds;

(ii)   Six Hundred Seventy Five Thousand Dollars ($675,000), by delivery of the One Year Notes; and

(iii)        Seven Hundred Thousand Dollars ($700,000), by delivery of the Two Year Notes.

(c)     Related Agreements.

(i)    The Warrants, executed by Parent; and

(ii)    The Parent Guaranty in the form of Exhibit G, executed by Parent.

ARTICLE 7

TERMINATION

[RESERVED]

ARTICLE 8

CERTAIN ADDITIONAL COVENANTS

8.1    Costs and Expenses. Each party hereto will pay its own costs and expenses, including legal and accounting fees, in connection with the negotiation, execution, performance of and compliance with this Agreement.

8.2    Preservation of the Goodwill and Confidential Information of the Target. In consideration of $50,000 of the Purchase Price, $25,000 of which is allocated to each Seller, and in order to define specifically the scope and extent of the common law protection afforded to the purchaser of a business against appropriation, use or erosion of the goodwill and confidential information of the purchased business, the Sellers agree as follows:

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(a)    No Solicitation. Neither Seller, none of their respective Affiliates, nor any Person controlled, directly or indirectly, by any of them may, directly or indirectly, alone or in association with any other Person, whether as owner, partner, shareholder, member, consultant, agent, employee, co-venturer or otherwise, (i) for a period of two (2) years from and after the Closing Date, employ, attempt to employ, recruit or otherwise solicit, induce or influence any person who is then currently employed or retained by Buyer or any of its Affiliates to leave such employment or otherwise terminate its relationship with Buyer or any of its Affiliates or otherwise interfere with any such person’s employment or relationship with Buyer or any of its Affiliates; or (ii) for a period of five (5) years from and after the Closing Date, solicit or induce, directly or indirectly, any Person, customer or supplier to terminate or otherwise modify adversely its business relationship with Buyer or any of its Affiliates for so long as the Buyer, Target or any of their respective Affiliates has a business relationship with such Person.

(b)    Non-Competition. For a period of five (5) years after the Closing Date, neither Seller nor any Person controlled, directly or indirectly, by any such Seller may, directly or indirectly, alone or in association with any other Person, whether as owner, partner, shareholder, member, consultant, agent, employee, co-venturer or otherwise, engage, participate or assist in any business competitive with the retail HIV/AIDS pharmacy business conducted by Buyer or any of its Affiliates in the State of California (a “Competitive Business”), or carry on, or be engaged or concerned in, solicit on behalf of, take part in or render consulting services to, or own, share in the earnings of, or invest in the stock, bonds or other securities of, any Person engaged in Competitive Business for so long as, with respect to each geographic area comprising the State of California, the Buyer, Target or any of their respective Affiliates are conducting such a business in such geographic area; provided, however, that ownership of two percent (2%) or less of any outstanding stock of a publicly held corporation shall not be a violation of the provisions of this Section 8.2(b).

(c)    Confidential Information; Confidentiality. As used in this Agreement, “Confidential Information” of a Person means information belonging to Target, Buyer or Parent that is of value to Target, Buyer or Parent in the course of conducting its business and the disclosure of which would reasonably be expected to result in a competitive disadvantage to Target, Buyer or Parent. By way of example and not in derogation of the foregoing definition, Confidential Information includes, without limitation, (A) financial information, reports and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes and formulae; software-marketing and sales information and plans, and customer and supplier lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by Target, Buyer or Parent; (B) information developed by either Seller in connection with or related to Target or its business, as well as other information to which either Seller may have access in connection with or related to Target or its business; and (C) the lawfully acquired confidential information of others with which Target has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to a breach of the Sellers’ obligations under this Section 8.2(c) or developed by either Seller after the Closing Date or acquired by either Seller after the Closing from a third party, not in breach of any confidentiality obligation owned to the Buyer or Target, and not related to Target or the Business.

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Each Seller will keep in confidence and trust all Confidential Information, and will not use or disclose Confidential Information without the written consent of Buyer and Parent, except as required by law or legal process. If a Seller is required by law or legal process to disclose any Confidential Information, such Seller shall not be in breach of this Section 8.2(c) if such Seller provides Buyer with prompt notice thereof so that Buyer may seek a protective order or other appropriate remedy to prevent or limit disclosure of any Confidential Information. Each Seller shall cooperate, to the extent practicable and without material cost or expense to the Seller, with Buyer’s application for a protective order or remedy, and, in any event, shall disclose only that portion of the Confidential Information that such Seller is legally required to disclose.

8.3    Allocation of Purchase Price. Sellers and Buyer agree with and covenant to each other that none of them shall allocate or attribute any different portion of the Purchase Price as consideration for the covenants of Sellers set forth in Section 8.2 than is provided therein and none of them shall file any return, report or other filing with any governmental agency, including, without limitation, the IRS, that reflects a different allocation of any portion of the Purchase Price to such covenants, it being the intention and agreement of the parties that no more than $50,000 of the Purchase Price shall be allocated or attributed as consideration for the covenants of Sellers set forth in Section 8.2. Notwithstanding the foregoing, Sellers acknowledge and agree that the allocation and attribution of such sum as consideration for such covenants shall not be interpreted or deemed to be the measure or an approximation or estimation of the measure of damages incurred or threatened to be incurred by Buyer should any Seller breach its covenants in Section 8.2, and Sellers covenant not to take such a position in any litigation, suit or proceeding related to the breach or threatened breach of its covenants in Section 8.2.

8.4    Tax Matters.

(a)    (i) Each Seller shall be severally (in the proportions set forth on Schedule 1.5), and not jointly, liable for and shall indemnify Buyer and Target for Taxes attributable to Target for any taxable years or periods that ends on or before the Closing Date and, with respect to any taxable years or periods beginning before and ending after the Closing Date, the portion of such taxable years ending on and including the Closing Date, to the extent such Taxes appear on the Final Balance Sheet.

(ii) Buyer shall be liable for and shall indemnify Sellers for Taxes of Target for (x) any taxable years or periods that begin after the Closing Date and, with respect to any taxable years or periods beginning before and ending after the Closing, the portion of the taxable years beginning on the Closing Date and (y) taxable years or periods, or portions thereof, that begin prior to the Closing Date, to the extent such Taxes appear on the Final Balance Sheet.

(iii) For purposes of subparagraphs (a)(i) and (a)(ii) above, whenever it is necessary to determine the liability for Taxes of Target for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date, shall be determined by assuming that Target had a taxable year or period which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned based on the number of days in the year elapsed to and including the Closing Date.

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(iv) Any payment by Sellers or Buyer under this Section 8.4 will be treated for tax purposes as an adjustment to the Purchase Price.

(b)    Sellers shall cause Target to file when due all Returns that are required to be filed by Target for taxable years or periods ending on or before the Closing Date, and Buyer shall file or cause to be filed when due all other Returns that are required to be filed by or with respect to Target.

(c)    After the Closing Date, Sellers, on the one hand, and Buyer, on the other hand, shall: (i) assist the other party in all reasonable respects in preparing any Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 8.4; (ii) cooperate in all reasonable respects in preparing for any audits of, or disputes with taxing authorities regarding, and tax returns of Target in connection with tax years or periods beginning prior to the Closing Date; (iii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to taxes of Target; (iv) provide timely notice to the other in writing of any pending or threatened tax audit or assessments of Target for taxable periods for which the other may have a liability under this Section 8.4; and (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

            (d)    Buyer shall notify Sellers in writing upon receipt by Buyer of notice of any pending or threatened Federal, state, local or foreign tax audits or assessments which may materially affect the Tax liabilities of Target for which Sellers would be required to indemnify Buyer and Target.

(e)    Each Seller shall notify Buyer in writing upon receipt by such Seller of notice of any pending or threatened Federal, state, local or foreign tax audits or assessments which may adversely affect the Tax liabilities of Target for which Buyer and Target would be required to indemnify Sellers.

8.5    Section 338 Election. Neither Buyer nor Target will make an election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

8.6    Software Licenses.  The parties acknowledge and agree that the Target is presently using certain software that has not been properly licensed by Target, as described on Schedule 2.12 of Sellers' Disclosure Schedules, and that the Purchase Price reflects a reduction of $25,000 on account of the acquisition by Buyer and/or Target after the Closing of licenses for such software.  Buyer agrees that Buyer and/or Target shall promptly after the Closing acquire licenses for such software and shall not be entitled to indemnification pursuant to this Agreement related to Target's failure to have appropriate licenses for such software, except under Section 9.1(c) of this Agreement.

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ARTICLE 9

INDEMNIFICATION

9.1    Indemnification by Sellers. Each Seller does hereby severally (to the extent of his proportionate ownership of the Shares, and not jointly, indemnify and hold harmless Buyer and Parent, and their respective Affiliates, directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, Liens, Taxes, penalties, obligations and expenses (collectively, “Losses”) incurred or suffered by any such Person arising from, by reason of or in connection with:

(a)    any misrepresentation or breach of any representation, warranty or agreement of such Seller contained in this Agreement, any other Transaction Agreement or any certificate or other document delivered by such Seller hereunder or thereunder;

(b)    the non-fulfillment by such Seller of any agreement or covenant made by such Seller in this Agreement, any other Transaction Agreement or any certificate or other document delivered by Sellers hereunder or thereunder;

(c)    third party claims arising from, by reason of or in connection with the conduct of the business or other operations of Target prior to or on the Closing Date or third party claims arising from, by reason of or in connection with any condition relating to Target, its assets or operations and existing prior to or on the Closing Date;

(d)    the failure of such Seller to comply with any Federal, state or local tax laws applicable to the transactions contemplated by this Agreement; and

(e)    any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (a) through (d) of this Section 9.1;

provided, however, that notwithstanding the foregoing, (X) Sellers will have no indemnification obligation in respect of any matter referred to in clause (a) above (other than for breach of any representation or warranty set forth in Sections 2.1, 2.2, 2.5, 2.14, 2.18, 2.29, 2.33, 2.34, 2.35 and 2.36) until the aggregate amount of all Losses with respect to such matters exceeds $75,000 and then for the amount of all such Losses, (Y) the liability of Sellers shall be joint and several to the extent, but only to the extent, that Buyer shall have the right to offset any Losses that are indemnifiable by either Seller hereunder against any Notes payable to any Seller and (Z) in no event shall the aggregate indemnification to be provided by Sellers in respect of all matters referred to in clause (a) above (other than for breach of any representation or warranty set forth in Sections 2.1, 2.2, 2.5, 2.14, 2.18 and 2.29) exceed $5,000,000 for indemnification claims made by Buyer during the first year following the Closing Date and $2,500,000 thereafter. For purposes of clarity, the $2,500,000 limit on indemnification for the period following the first year is not in addition to the $5,000,000 limit for the first year, but is a reduction of such amount (i.e., for purposes of determining whether or not the indemnification limit of $2,500,000 is reached for purposes of indemnity claims asserted during the period following the first year, all indemnity claims asserted during the first year shall be included). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Sellers be liable to any party for any punitive damages, or any lost profits or lost revenues, or any other consequential, incidental, special, or indirect damages of any kind or nature under the indemnification provisions of this Agreement or otherwise.

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9.2    Indemnification by Buyer. Buyer does hereby indemnify and hold harmless Sellers and their respective agents and representatives from and against any and all Losses incurred or suffered by any such Person arising from, by reason of or in connection with:

(a)    any misrepresentation or breach of any representation, warranty or agreement of Buyer contained in this Agreement, any other Transaction Agreement or any certificate or other document delivered by Buyer hereunder or thereunder;

(b)    the non-fulfillment by Buyer of any agreement or covenant made by Buyer in this Agreement, any other Transaction Agreement or any certificate or other document delivered by Buyer hereunder or thereunder;

(c)    subject to Section 1.3, the failure of Buyer to comply with any Federal, state or local tax laws applicable to Buyer as a result of the transaction contemplated by this Agreement; and

(d)    any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (a) through (c) of this Section 9.2.

9.3    Notice and Opportunity to Defend. In case any Claim or litigation which may give rise to any obligation of a party under the indemnity provisions of this Agreement (each an “Indemnifying Party”) shall come to the attention of the party seeking indemnification hereunder (the “Indemnified Party”), the Indemnified Party shall notify in writing promptly the Indemnifying Party of the existence and amount thereof. Failure to give such notice shall not effect the rights of the Indemnified Party hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. The Indemnifying Party shall be entitled to participate in and if (i) in the judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party.

9.4    Offset. Buyer shall be entitled to offset against amounts due Sellers under the Notes any Losses for which Buyer is entitled to indemnification under Section 9.1; provided that, if and to the extent it is subsequently determined by a court of competent jurisdiction that Sellers are entitled to amounts under the Notes that were not timely paid by Buyer as a result of the exercise by Buyer of rights that Buyer alleged it had under this Section 9.4, then Buyer shall pay to Sellers, promptly after such determination has been made, the amounts to which Sellers are so entitled, together with interest thereon at the default rate of interest as provided in the Notes, and shall reimburse Sellers for all expenses incurred by Sellers by reason of Buyer’s improper offset, including reasonable attorneys’ fees and expenses incurred by Sellers in disputing the indemnity claim in respect of which such offset was made.

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9.5    Survival. The indemnification obligations hereunder shall remain in full force and effect and survive indefinitely or until the expiration of the applicable statute of limitations, provided that the representations and warranties in Article 2 (other than the representations and warranties set forth in Sections 2.1, 2.2, 2.5, 2.14, 2.18, 2.29, 2.33, 2.34, 2.35 and 2.36, each of which shall survive for the applicable statute of limitations) shall survive the Closing only for a period of eighteen (18) months after the Closing Date.

9.6    Exclusive Remedy. The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Section 9 shall be the sole and exclusive right and remedy for money damages exercisable by such party with respect to any breach by the other party hereto of any representation, warranty or covenant in this Agreement, any other Transaction Document or any certificate or other document delivered by such party hereunder or thereunder (other than the Notes, it being understood and agreed that, in connection with any default under the Notes, Sellers shall have, in addition to any rights or remedies granted to them hereunder, whatever other rights or remedies that may be expressly provided in the Notes or available to them at law or in equity).

ARTICLE 10

MISCELLANEOUS

10.1    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier, or if mailed, when mailed by United States first-class, certified or registered mail, postage prepaid, to the other party at the following addresses or by telecopy, receipt confirmed (or at such other address as shall be given in writing by any party to the other):

If to Buyer, to:

Allion Healthcare, Inc.
1660 Walt Whitman Road
Melville, New York 11747
Fax: (631) 547-6532
Attention: Michael P. Moran

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With a copy to:

Nixon Peabody LLP
990 Stewart Avenue, 3rd Floor
Garden City, New York 11530
Fax: (516) 832-7555
Attention: Allan H. Cohen

If to Sellers, to:

Michael Stone
18 Ozone Avenue
Venice, California 90291

and

Jonathan Spanier
269 South Beverly Drive, #1162
Beverly Hills, California 90212

With a copy to:

Ackerman, Levine, Cullen, Brickman & Limmer, LLP
175 Great Neck Road
Great Neck, New York 11021
Fax: (516) 829-6966
Attention: Leslie J. Levine, Esq.

10.2    Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties hereto, except that Buyer is entitled to assign or delegate all or part of its rights and obligations under this Agreement to an Affiliate of Buyer, provided, however, that Buyer shall remain fully responsible for the performance of its obligations hereunder notwithstanding such assignment or delegation.

10.3    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require. All references herein to Articles, Sections (other than Sections of the Code or any other statute) and subsections shall be deemed to be references to Articles, Sections and subsections of this Agreement unless the context shall otherwise require.

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10.4    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions thereof.

10.5    Consent to Jurisdiction. The Parties hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to, this Agreement may be brought and enforced in the courts of the State of California or of the United States of America located in the County of Los Angeles, State of California, and irrevocably submits to such jurisdiction for such purpose. The Parties hereby irrevocably waive any objection to such exclusive jurisdiction or inconvenient forum.

10.6    Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

10.7    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Facsimile copies of original signatures shall be effective as original signatures.

10.8    Further Assurances. Both before and after Closing hereunder, each party shall cooperate and take such action as may be reasonably requested by another party in order to more fully carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

10.9    Course of Dealing. No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of a subsequent breach hereunder. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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10.10    Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

10.11    Entire Agreement. This Agreement and the schedules, exhibits and certificates hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. This Agreement may not be amended except by an instrument in writing signed by the party sought to be charged with effect of such amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

MOMS PHARMACY, INC.

By:	/s/ Michael P. Moran
Name: Michael P. Moran
Title: President and Chief Executive Officer

/s/ Michael Stone
Name: Michael Stone

/s/ Jonathan Spanier
Name: Jonathan Spanier

[signature page to stock purchase agreement]

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Exhibit A

DEFINITIONS

“Affiliate” means, when used with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning specified in the Introduction hereto.

“Beneficiary” means the Person(s) designated by an employee, former employee, by operation of law or otherwise, as the party entitled to compensation, benefits, damages, insurance coverages, indemnification, or any other goods or services under any Benefit Plan.

“Benefit Plans” has the meaning specified in Section 2.29(a).

“best knowledge of the Sellers” and similar phrases are limited to the knowledge of the individual Sellers after due inquiry and investigation and means that no such individual has such knowledge of any state of facts which is different from the facts described in this Agreement or the schedules, after due inquiry and investigation.

“Books and Records” includes the original and all copies of reports, books, manuals, financial statements or reports, price books, confirmations, telegrams, receipts, inventory books, contracts, printed matters, computer printouts, teletypes, invoices, transcripts, analyses, Returns, minutes, accounts, estimates, projections, comparisons, press releases, reviews, opinions, studies and investigations, graphic representations of any kind (including photographs, charts, graphs, videotape and motion pictures, electronic and mechanical records, tapes, cassettes, discs and recordings, whether preserved in writing, phone record, film, tape, videotape or computer record).

“Business” has the meaning specified in the Introduction hereto.

“Buyer” has the meaning specified in the Introduction hereto.

“CERCLA” has the meaning specified in Section 2.18(b) hereto.

“Claim” means an action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim or demand.

“Closing” has the meaning specified in Section 1.4.

“Closing Date” has the meaning specified in Section 1.4.

“Code” means the Internal Revenue Code of 1986 and valid interpretations thereof, as reflected in Treasury regulations, published IRS rulings and court decisions.

“Competitive Business” has the meaning specified in Section 8.2(b).

G-1

“Confidential Information” has the meaning specified in Section 8.2(c).

“Contracts” has the meaning specified in Section 2.17(a).

“Disclosure Schedules” shall mean the Sellers’ Disclosure Schedules delivered to Buyer in connection with the transactions contemplated hereby.

“Environmental Laws” has the meaning specified in Section 2.18(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning specified in Section 2.29(d).

“Final Balance Sheet” means a balance sheet for the Target as of the Closing Date, prepared in accordance with Section 1.7(c).

“Financial Statements” has the meaning specified in Section 2.8(a).

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means all agencies, instrumentalities, departments, commissions, courts, tribunals or boards of any government, whether foreign, federal, state or local.

“Hazardous Substances” means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes, but is not limited to, any substance defined in or regulated under Environmental Laws.

“Indemnified Party” has the meaning specified in Section 9.3.

“Indemnifying Party” has the meaning specified in Section 9.3.

“Intellectual Property” has the meaning specified in Section 2.23.

“Interim Balance Sheet” has the meaning specified in Section 2.8(a).

“Interim Statements” has the meaning specified in Section 2.8(a).

“IRS” means the Internal Revenue Service and any similar or successor agency of the federal government of the United States of America administering the Code.

“Licenses and Permits” has the meaning specified in Section 2.32.

G-2

“Lien” means, with respect to any asset or right, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim or right whatsoever, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing except with respect to securities, restrictions on transferability imposed by federal and state securities laws.

“Losses” has the meaning specified in Section 9.1.

“Material Adverse Effect” on a Person means a material adverse impact or effect on the business, operations, assets, liabilities, prospects or condition financial or otherwise of such Person.

“Notes” has the meaning specified in Section 1.5(c).

“One Year Notes” has the meaning specified in Section 1.5(b).

“Parent” means Allion Healthcare, Inc. a Delaware corporation.

“Parent SEC Reports” has the meaning specified in Section 3.5.

“Payment Programs” has the meaning specified in Section 2.33.

“Permitted Liens” means (i) liens for current ad valorem taxes not yet delinquent and other inchoate statutory liens for charges not yet due and payable; (ii) private, public and utility easements, rights of way and roads and highways, if any, which do not individually or in the aggregate materially interfere with the conduct of the Business as presently conducted; (iii) building and zoning regulations of the jurisdictions in which the Real Property Interests are located; (iv) matters of public record; (v) those facts which might be disclosed by an accurate survey of the Real Property Interests; and (vi) such facts and circumstances that are plainly visible or reasonably discernable by an actual view of the Real Property Interests

“Person” means any natural person, corporation, business trust, trust, estate, partnership, limited partnership, LLC, limited liability partnership, association, joint venture, or other entity.

“Personal Property” has the meaning specified in Section 2.22.

“Product” has the meaning specified in Section 1.8.

“Purchase Price” has the meaning specified in Section 1.2.

“Real Property Interests” has the meaning specified in Section 2.21(b).

“Realty Leases” has the meaning specified in Section 2.21(b).

G-3

“Related Party” means any Seller, any of the members, managers, officers or directors of any Seller or any Affiliate of any Seller or any of their respective members, managers, officers, directors or family members, or any Person in which any Seller has any direct or indirect interest.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any contaminant through or in the air, soil, surface water, groundwater or real property.

“Returns” means all reports, estimates, declarations of estimated tax, information statements, forms, and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Seller” and “Sellers” have the respective meanings specified in the Introduction hereto.

“Sellers’ Disclosure Schedule” has the meaning specified in the introduction to Article 2.

“SFAS 87” has the meaning specified in Section 2.29(e).

“Shares” has the meaning specified in the Introduction hereto.

“Target” has the meaning specified in the Introduction hereto.

“Target Assets” means the assets or rights of Target used or held for use in the Business.

“Taxes” or “Tax” means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any Target is required to pay, withhold or collect.

“Transaction Agreements” means (i) this Agreement, (ii) the Warrants, (iii) the Notes and (iv) the Limited Release.

“Two Year Notes” has the meaning specified in Section 1.5(c).

“Unaudited Financial Statements” has the meaning specified in Section 2.8(a) hereto.

“Worker Health and Safety Laws” shall mean all federal, state or local laws, including ordinances, requirements, rules, regulations, licenses, permits, orders, injunctions, judgments or decrees relating to or addressing workplace or worker safety and health.

“Warrants” has the meaning specified in Section 1.2.

G-4